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                            Syntroleum Corporation

                            Site License Agreement


                         CONFIDENTIAL INFORMATION:

Use and distribution of this document is limited to the terms and conditions of the Confidentiality Agreement dated January 5, 1998 between Syntroleum Corporation and Syntroleum/Sweetwater Company, L.L.C.

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                            SITE LICENSE AGREEMENT


     THIS LICENSE AGREEMENT is made and entered into effective as of the 12th day of January, 1998, by and between Syntroleum Corporation, an Oklahoma corporation ("Licensor"), and Syntroleum/Sweetwater Company, L.L.C., a Delaware limited liability company ("Licensee").


                                   RECITALS


A. WHEREAS, Licensor has developed and owns certain patent rights and technical information relating to the Conversion Process; and


B. WHEREAS, Licensee desires to enter into a non-exclusive limited license with Licensor to use Licensor Patent Rights and Licensor Technical Information in practicing the Conversion Process at the Licensed Plant to make and sell Products.

       NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the Parties agree as follows:


                               1.  DEFINITIONS


       The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof).

1.01 "AFFILIATE" means, with respect to each Party, any person in which the Party or its parent company(ies) (one or more parent companies in an upward series) shall at the time in question directly or indirectly own a fifty percent (50%) or more interest in such person. It is understood that: (i) a Party or its parent company(ies) directly owns a fifty percent (50%) or more interest in a person if that Party or its parent company(ies)

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individually or collectively hold(s) shares carrying fifty percent (50%) or more of the voting power to elect directors or other managers of such person, and (ii) a Party or its parent company(ies) indirectly owns a fifty percent (50%) or more interest in a person if a series of companies can be specified beginning with a Party or its parent company(ies), individually or collectively, and ending with such person so related that each company of the series, except such person, directly owns a fifty percent (50%) or more interest in a later company in the series.

1.02   "AGREEMENT" means this Site License Agreement.

1.03 "BARREL" means forty-two (42) gallons of two hundred thirty-one (231) cubic inches each, measured at sixty degrees Fahrenheit (60DEG.F) and one (1) atmosphere pressure.

1.04 "CHAIN-LIMITING CATALYST" means a type of catalyst for use in a Fischer-Tropsch Reaction the primary products of which are predominately hydrocarbon molecules of twenty (20) or fewer carbon atoms which remain liquid at ambient temperature and pressure.

1.05 "CONFIDENTIAL INFORMATION" means information of Licensor or Licensee disclosed to the other Party under this Agreement, including any formula, pattern, compilation, program, apparatus, device, drawing, schematic, method, technique, know-how, process or pilot plant data, and other non-public information such as business plans or other technology that: (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy, which information shall be disclosed in writing and labeled as "Confidential" or the equivalent, or if disclosed verbally or in other non-written form, identified as such at the time of disclosure and thereafter summarized in writing by the disclosing Party within thirty (30) days of such initial disclosure. Confidential Information includes, without limit, Licensor Catalyst Information, Licensor Technical Information, and Licensee Technical Information.

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1.06   "CONFIDENTIALITY AGREEMENT" means the agreement between Licensee and
Licensor, dated January 5, 1998.

1.07 "CONTRACTOR" shall mean any engineering company approved by Licensor, to perform the detailed engineering, construction or construction management in connection with the Licensed Plant from a list of approved companies. Licensor may, from time to time, modify the list of companies.

1.08 "CONVERSION PROCESS" means any process for the conversion of normally gaseous hydrocarbons into a mixture of hydrocarbons which may be a combination of normally gaseous, liquid, or solid hydrocarbons at ambient temperatures and pressures and comprised of (a) autothermal reforming of a feed stream consisting substantially of gaseous hydrocarbons in the presence of air, or oxygen-enriched air to create an intermediate feed stream containing carbon monoxide and molecular hydrogen, and (b) reacting the intermediate stream in the presence of a Fischer-Tropsch catalyst to produce a product stream consisting of any combination of gaseous, liquid or solid hydrocarbons at ambient temperature and pressure. The Conversion Process includes all associated internal processes and technologies such as heat integration, separation, or the recycle, use, or consumption of hydrocarbons or other products. The Conversion Process does not include any technology related to (i) pre-treatment of the natural gas feedstock or (ii) post-processing the Fischer-Tropsch product stream for a purpose other than that defined above.

1.09 "EFFECTIVE DATE" means the date set forth in the first paragraph of this Agreement.

1.10 "FISCHER-TROPSCH CATALYST" means any catalyst for use in a Fischer-Tropsch Reaction including, but not limited to, Chain Limiting Catalyst and High Alpha Catalyst.

1.11 "FISCHER-TROPSCH REACTION" means the catalytic reaction of carbon monoxide and hydrogen, the primary products of which are hydrocarbons.

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1.12   "HIGH ALPHA CATALYST" means a type of Fischer-Tropsch Catalyst, whose alpha number, as calculated by the Schulz-Flory distribution equation, is
0.85 or higher.

1.13 "INVENTIONS OR IMPROVEMENTS" means any process, formula, composition, device, catalyst (including both autothermal reforming catalysts and Fischer-Tropsch Catalysts), apparatus, technology, know-how, operating technique, improvement, modification, or enhancement relating to the use, operation, or commercialization of the Conversion Process, which is discovered, made, designed, developed or acquired by Licensee, solely or with others, since the date of the Confidentiality Agreement, or used in a Licensed Plant, in each instance whether patentable or not, including, without limitation, patents, copyrights, and Confidential Information and further including the full scope and content of the intellectual and tangible property included therein and produced therefrom, e.g., drawings, prints, chemical formulae, prototypes, data, computer programs and software, and the like. Inventions or Improvements shall not include any information relating to methods of manufacturing catalysts for use in the Conversion Process.

1.14 "LICENSE FEE" means the fees paid by Licensee to Licensor under this Agreement, as consideration for granting this Site License Agreement to use Licensor Technology at the Licensed Plant, as calculated in accordance with
SECTION 5.01 of this Agreement, and does not include fees related to the purchase of the associated Process Design Package for the Licensed Plant, any catalyst or any catalyst markup.

1.15 "LICENSED PLANT" means the plant with an initial nominal daily design capacity of 8,000 Barrels of Synthetic Product per day licensed under this Agreement to use Licensor Technology to practice the Conversion Process to produce Products located in Section 16, T18N, R109W, Sweetwater County, Wyoming.

1.16 "LICENSEE PATENT RIGHTS" means all rights with respect to patents and patent applications of all relevant countries to the extent that the claims cover features or aspects of Inventions or Improvements practiced in a Licensed Plant, in each case to the extent that,

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and subject to the terms and conditions under which, Licensee has the right to grant licenses, immunities or licensing rights without having to make payment to others.

1.17 "LICENSEE TECHNICAL INFORMATION" means all unpatented Inventions or Improvements practiced in a Licensed Plant, in each case to the extent that, and subject to the terms and conditions under which, Licensee has the right to grant licenses, immunities or licensing rights without having to make payment to others.

1.18 "LICENSOR CATALYST INFORMATION" means, without limit, information relating to any catalyst, catalyst formulation, conditioning procedure, start-up procedure, regeneration procedure, or performance considered to be proprietary by and to Licensor or acquired by Licensor which is useful in the practice of the Conversion Process and which has been used commercially or is ready for commercial use. Licensor Catalyst Information shall not include any information relating to methods for manufacturing catalysts for use in the Conversion Process.

1.19 "LICENSOR CATALYST PATENT RIGHTS" means all rights with respect to patents and patent applications of all relevant countries to the extent that the claims cover features or aspects of catalysts useable in the Conversion Process (including, without limitation, autothermal reforming catalysts and Fischer-Tropsch Catalysts) and expressly excluding any process operating techniques or apparatus or methods for manufacturing such catalysts, which are acquired by Licensor (with right to sublicense) or are based on inventions conceived by Licensor prior to termination of this Agreement; in each case to the extent that, and subject to the terms and conditions, including the obligation to account to and/or make payments to others, under which Licensor has the right to grant licenses, sublicenses, immunities or licensing rights.

1.20 "LICENSOR PATENT RIGHTS" means all rights with respect to patents and patent applications of all relevant countries to the extent that the claims cover features or aspects of the Conversion Process (including, without limitation, any operating techniques and apparatus and expressly excluding Licensor Catalyst Patent Rights) which are acquired by

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Licensor (with right to sublicense) or are based on inventions conceived by
Licensor prior to termination of this Agreement; in each case to the extent that, and subject to the terms and conditions, including the obligation to account to and/or make payments to others, Licensor has the right to grant licenses, sublicenses, immunities or licensing rights.

1.21 "LICENSOR TECHNICAL INFORMATION" means all unpatented information relating to the Conversion Process (including, without limitation, operating techniques and apparatus for carrying out the Conversion Process and expressly excluding Licensor Catalyst Information and Reactor Information) which (a) either (i) has been commercially used or (ii) is in a stage of development suitable for commercial use, and (b) has been made or acquired by Licensor (with right to sublicense) prior to the termination of this Agreement; in each case to the extent that, and subject to, the terms and conditions, including the obligation to account to and/or make payments to others, under which Licensor has the right to disclose and grant rights to others.

1.22 "LICENSOR TECHNOLOGY" includes Licensor Technical Information and Licensor Patent Rights related to the practice of the Conversion Process and Licensor Catalyst Information and Licensor Catalyst Patent Rights related to the use of Licensor catalysts in the practice of the Conversion Process but expressly excluding the right to make, have made, or sell Licensor Catalysts.

1.23 "PARTICIPATING INTEREST" means at least a ten percent (10%) working, net profits, equity, or other economic interest (an economic interest shall include an interest in a production sharing contract where the parties to such contract construct the Licensed Plant), owned directly or indirectly through another entity, in the Licensed Plant or Person owning or controlling the Licensed Plant, but excluding a contract for operation of the Licensed Plant.

1.24   "PARTIES" means Licensor and Licensee.

1.25   "PARTY" means Licensor or Licensee.

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1.26   "PERSON" means any natural person, corporation, partnership, limited liability company, firm, association, trust, government, governmental agency or any other entity, other than the Parties.

1.27 "PROCESS DESIGN PACKAGE" means a compilation of text, figures, drawings and documentation, relating to the design and construction of the Licensed Plant, in the form set forth in EXHIBIT A to this Agreement and expressly excluding Reactor Information.

1.28 "PRODUCTS" means hydrocarbon products manufactured from Synthetic Product produced at the Licensed Plant including, without limitation, fuels, fuel blending stocks (including diesel, kerosene, naphtha and gasoline), base oils which can be made into, or blended with other base oils to be made into, without limit (a) automotive lubricating oils such as PCMO, HDD, transmission and hydraulic fluids, and gear oils; (b) industrial lubricants such as metalworking lubricants, process oils, white oils, agricultural spray oils, de-foamers, cutting and quenching oils, and rubber processing oils; (c) greases; or (d) drilling fluids; and any other products, including electricity, agreed to by the Parties. Hydrocarbons produced and consumed as fuel at the Licensed Plant are Products.

1.29 "REACTOR INFORMATION" means all information, including but not limited to data, processes, plans, specifications, flow sheets, designs, and drawings, relating to the internal design or functions, including, without limitation, tube count, tube size and configuration and catalyst volume, relating to any Licensor autothermal reformer or Fischer-Tropsch reactor, which, at any time during the term of this Agreement, Licensor discloses to Licensee.

1.30 "REACTOR VENDOR" shall mean those fabricators approved by Licensor to perform the fabrication and/or maintenance and repair of autothermal reformer or Fischer-Tropsch reactors for installation and use in the Licensed Plant. Licensor may, from time to time, add or remove any vendor from being a Reactor Vendor.

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1.31    "START-UP DATE" means the first full calendar day following a five
(5) day period, after completion of catalyst pre-treatment and other preliminary operations, during which the applicable Licensed Plant produces quantities of Synthetic Product in an amount equal to at least 75% of the per-day design production capacity of such Licensed Plant averaged over such 5 day period.

1.32 "SYNTHETIC PRODUCT" means those hydrocarbons, having a chemical composition substantially consisting of molecules with five (5) or more carbon atoms each, produced using Licensor Technology in the practice of the Conversion Process at the Licensed Plant.


                       2.  LICENSOR GRANTS TO LICENSEE

2.01 Subject to the terms and conditions of this Agreement, Licensor grants to Licensee a limited, non-exclusive, non-transferable (except as provided in ARTICLE 8) right and license to use Licensor Patent Rights and Licensor Technical Information to design, construct, operate and maintain (including modify or replace) the Licensed Plant to practice the Conversion Process to manufacture Synthetic Product solely for the purpose of producing Products and using and selling such Products anywhere in the world.

2.02 Subject to the terms and conditions of this Agreement, Licensor grants to Licensee a limited, non-exclusive, non-transferable (except as provided in ARTICLE 8) right to purchase from Reactor Vendors the appropriate Fischer-Tropsch and autothermal reforming reactors for use in the practice of the Conversion Process at the Licensed Plant. Licensee shall have no right to make, have made, or sell any reactor based on Reactor Information except as expressly provided in this SECTION 2.02.

2.03 Subject to the terms and conditions of this Agreement, Licensor grants to Licensee (a) the right to purchase from Licensor the appropriate Fischer-Tropsch Catalyst and, from either Licensor or a catalyst vendor designated by Licensor, the appropriate autothermal reforming catalyst for use in the practice of the Conversion Process at the Licensed Plant to manufacture Synthetic Product solely for the purpose of producing,

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using, and selling Products anywhere in the world and (b) a limited non-exclusive, non-transferable (except as provided in ARTICLE 8) right and license under Licensor Catalyst Patent Rights and Licensor Catalyst Information to use such catalysts in the practice of the Conversion Process at the Licensed Plant to manufacture Synthetic Product solely for the purpose of producing Products and using and selling such Products anywhere in the world. The purchase price for any catalyst purchased by Licensee from Licensor shall be equal to the lowest of (a) Licensor's cost to produce or have produced such catalysts, plus a markup of twenty five percent (25%), or
(b) if, during the twelve (12) month period prior to a catalyst purchase by Licensee, the same catalyst (at comparable quantities) was sold by Licensor to a third party at a markup less than twenty five percent (25%), Licensee shall be entitled to the lower markup for its current catalyst purchase. Licensor will, no more than once per year, provide Licensee reasonable access to the relevant books of Licensor to verify the lowest markup for such catalyst. Licensee shall have no rights to make, have made, or sell any Licensor Fischer-Tropsch Catalyst or autothermal reforming catalyst, which is proprietary to Licensor. Beyond the initial catalyst fill for the Licensed Plant, Licensee will have the right to buy replacement catalyst from other catalyst suppliers. If Licensor specifies in the Process Design Package an autothermal reforming catalyst commercially available from a third party, Licensee shall have the right to purchase such catalyst directly from a third party.

2.04 In the event Licensor for any reason is unable to supply Licensee with such amounts of Fischer-Tropsch Catalyst as may be reasonably necessary for the operation of the Licensed Plant, Licensor shall provide to one or more catalyst vendors designated by Licensor the necessary catalyst recipe, together with a non-exclusive limited license to make and sell such Fischer-Tropsch Catalyst to Licensee for use in the Licensed Plant, and Licensee shall have the right to purchase such Fischer-Tropsch Catalyst from such vendor for use in the Licensed Plant on the same terms (including price) as set forth in SECTION 2.03.

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                           3.  TECHNICAL ASSISTANCE

3.01 Licensee shall purchase and Licensor agrees to furnish to Licensee, or to a contractor designated by Licensee, a Process Design Package for the Licensed Plant according to the terms specified in SECTION 5.02 of this Agreement. At the request of Licensee, Licensor agrees to enter into a Technical Services Agreement, attached as EXHIBIT D, to provide technical support to Licensee related to Licensor Technology.

3.02 Reactor Information necessary for the Licensed Plant shall be excluded from the Process Design Package. However, those elements of Reactor Information which are necessary to fabricate such reactors will be provided by Licensor directly to the Reactor Vendors selected by Licensee to manufacture the autothermal reformer and Fischer-Tropsch reactors from Licensor's then current list of Reactor Vendors. Licensor may, from time to time, add or remove any Reactor Vendor.

3.03 Except as may be set forth in the Process Design Package, the obligations of Licensor under this Agreement do not include the performing of any basic or detailed design, engineering, training, consulting, start-up, operating or maintenance services with respect to the Licensed Plant. Licensor's responsibilities for any such services in the design, construction and operation (including maintenance) of the Licensed Plant shall be as set forth in one or more separate written engineering services agreement(s) (if any) between Licensor and Licensee specifically applicable to the Licensed Plant.

3.04 Licensor agrees to disclose to Licensee, upon reasonable request but at least once a year, (a) additions to Licensor Technology and (b) improvements or inventions developed by Licensor or its Affiliates relating to Licensor Technology which have been commercially used or which Licensor determines are in a stage of development suitable for commercial use. Licensor shall permit Licensee to reasonably inspect, at mutually convenient times, the operating procedures, process conditions, material balances, energy consumption, catalyst performance, and analyses of internal streams and/or Synthetic Product at Licensor's pilot plant which are applicable to such improvements or inventions.

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3.05   Licensee shall provide Licensor 90 days advance written notice of the anticipated Start-up Date. Licensee agrees to permit Licensor and/or its representatives access to the Licensed Plant at reasonable and convenient times for inspection and, if requested by Licensee, training, by representatives of Licensor. Licensor shall have the right to charge Licensee a reasonable fee for any training as may be agreed with the Licensee on a case by case basis.


                        4. LICENSEE GRANTS TO LICENSOR

4.01 Licensor may, no more than one (1) time per year, request and Licensee agrees to disclose to Licensor in writing any Inventions or Improvements related to the Conversion Process provided that information disclosed to Licensee by third parties under a written confidentiality agreement, without the Licensee acquiring the right to use or otherwise exploit such information in any way, need not be disclosed to Licensor pursuant to this SECTION 4.01 if such disclosure would result in a violation of such confidentiality agreement.

4.02 Subject to the terms and conditions of this Agreement, Licensee grants to Licensor a limited, non-exclusive, irrevocable, royalty free, worldwide
(i) right and license under Licensee Patent Rights and (ii) right and license to use Licensee Technical Information for the design, construction, operation and maintenance (including modify, expand and replace) of plants practicing the Conversion Process, together with the right to grant corresponding sublicenses of the Licensee Patent Rights and the use of Licensee Technical Information to other licensees of Licensor Technology for use at licensed plants practicing the Conversion Process, provided that any such licensee to whom a sublicense is to be granted shall have granted reciprocal rights to Licensor to use and grant sublicenses under such licensee's patent rights and technical information for the benefit of Licensee. Licensee shall have the right to charge Licensor a reasonable fee for any training with respect to Licensee Patent Rights and Licensee Technical Information as may be agreed with the Licensor on a case by case basis.

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4.03   Should Licensee, during the term of this Agreement, make any patentable Inventions or Improvements, Licensee may, at its sole discretion, file patent applications with respect to such Inventions or Improvements in its own name and at its own expense, and take such other steps as are necessary, in the sole judgment of Licensee, to protect its rights in such Inventions or Improvements. In the event Licensee declines to file any patent application with respect to any Inventions or Improvements, it shall promptly notify Licensor in a timely manner to allow Licensor, at its sole discretion, to file such patent application at its sole expense, and to take such other steps as are necessary, in its judgment, to protect the Parties' rights in such Inventions or Improvements, subject to Licensee's obligation to account to third parties therefore and provided that title to such Inventions or Improvements shall remain in Licensee.

4.04 Licensor and Licensee each agree that they will take all actions and execute all documents and shall cause their employees, agents and contractors to take all actions and execute all documents as are necessary or appropriate to carry out the provisions of this ARTICLE 4 or to assist each other in the preparation, filing and prosecution of patent applications or securing such protection referenced in this ARTICLE 4 when so requested.

4.05 Licensee shall permit Licensor and/or its representatives to reasonably inspect, at mutually convenient times, the operating procedures, process conditions, material balances, energy consumption, catalyst performance, and analyses of internal streams and/or Synthetic Product which are applicable to Licensee's Inventions or Improvements used at the Licensed Plant incorporating such Inventions or Improvements.

4.06 Licensee agrees to provide, from time to time and upon request by Licensor, samples of Products as they are produced at the Licensed Plant to verify compliance with this Agreement. Licensor agrees to limit its analysis of samples of Products to those analyses necessary to determine compliance with the definition of Products.


                          5. LICENSE AND OTHER FEES

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5.01   In consideration for the rights granted to Licensee by Licensor under this Agreement, the Licensee shall pay License Fees for the Licensed Plant calculated and paid as follows:

       (a) For a period of fifteen (15) years from the Start-up Date of the Licensed Plant, on or before thirty (30) days after the end of each calendar quarter, Licensee agrees to pay Licensor a quarterly running royalty fee based on the operation of the Licensed Plant calculated in accordance with the following formula:













       (b) All payments required hereunder shall be made within 30 days of the end of each calendar quarter and, regardless if a royalty payment is due or not, shall include a statement showing the details supporting the calculation of the royalty fees being paid. Licensee shall keep accurate and complete records of all natural gas feedstock processed (volume and composition) and all Synthetic Product produced at and either used internally within or removed from the Licensed Plant to enable verification of statements and payments rendered to Licensor hereunder. Licensee agrees to permit Licensor or an independent certified public accountant selected by Licensor to inspect such records on reasonable notice and at reasonable intervals during normal business hours to verify the fees paid and payable under this Agreement. The entire cost of such inspection shall be borne by Licensor unless the inspection reveals Licensee's statements to be in error by five percent (5%) or more, in which case such cost shall be borne and paid by Licensee.

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5.02   In addition to the amounts to be paid by Licensee to Licensor under
SECTION 5.01, Licensee agrees to pay Licensor for the Process Design Package, a fee equal to the reasonable costs actually incurred by Licensor in preparing the Process Design Package, plus 10% of the total of such actual cost. Such fee shall be invoiced by Licensor to Licensee after delivery of a Process Design Package and payment shall be due within 30 days from receipt of invoice by Licensee.

5.03 All amounts payable under this Agreement shall be paid by Licensee to Licensor at Licensor's address specified in SECTION 9.09, or to an account at a bank specified by Licensor, in dollars of the United States of America.

5.04 In the event Licensee is required to withhold any taxes from amounts payable to Licensor under this Agreement, Licensee agrees to provide Licensor at the time of such withholding with a receipt or other evidence reflecting the deposit of such taxes with the appropriate governmental agency.


                        6. WARRANTIES AND INDEMNITIES

6.01   Licensor represents and warrants that:

       (a) Licensor is a corporation duly organized, validly existing, and in good standing under the laws of the State of Oklahoma, United States of America, and has full power and authority to enter into and perform its obligations under this Agreement;

       (b) the execution, delivery and performance of this Agreement and all documents relating hereto by Licensor have been duly and validly authorized by all requisite corporation action and constitute valid and binding obligations of Licensor enforceable in accordance with their respective terms;

       (c) Licensor is the sole owner or authorized licensee (with the right to sublicense) of the Licensor Technology and has the right to grant the licenses granted in this Agreement; and

       (d) As of the Effective Date, Licensor has not granted and is not engaged in negotiations to grant a license to a Person to the Licensor Technology to practice the

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Conversion Process to produce Synthetic Product for processing into non-fuel or non-fuel blending stock Products in North America except negotiations between Licensor and a Person with respect to the grant by Licensor of such a license for the construction and operation of a facility to be located in the state of Alaska.

6.02 Licensee represents and warrants that it is a limited liability company duly organized, validly existing, and in good standing under the laws of Delaware and has full power and authority to enter into and perform its obligations under this Agreement including the right to grant the rights and licenses as set forth in ARTICLE 4. The execution, delivery and performance of this Agreement and all documents relating hereto by Licensee have been duly and validly authorized by all requisite corporate action and constitute valid and binding obligations of Licensee enforceable in accordance with their respective terms.

6.03 Except as otherwise expressly set forth in this Agreement or other written agreement between the Parties, LICENSOR MAKES NO AND HEREBY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTIES OR REPRESENTATIONS OF ANY KIND, INCLUDING ANY WARRENTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR ANY OTHER WARRANTIES OR REPRESENTATIONS OF ANY KIND TO LICENSEE, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OR REPRESENTATION WITH RESPECT TO USE OF LICENSOR TECHNOLOGY AS AUTHORIZED HEREUNDER.

6.04 EXCEPT FOR UNAUTHORIZED DISCLOSURE OR USE OF CONFIDENTIAL INFORMATION OR UNAUTHORIZED USE OF PATENT RIGHTS UNDER THIS AGREEMENT, IN NO EVENT SHALL A PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, OR EXEMPLARY DAMAGES, INCLUDING WITHOUT LIMITATION, LOST PROFITS OR SAVINGS, REGARDLESS OF THE FORM OF ACTION GIVING RISE TO SUCH A CLAIM FOR SUCH DAMAGES, WHETHER IN CONTRACT OR TORT INCLUDING NEGLIGENCE, EVEN IF LICENSOR OR LICENSEE HAS BEEN ADVISED OF THE POSSIBILITY OF

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SUCH DAMAGES.  IN THE EVENT A PARTY IS FOUND LIABLE, DESPITE THE ABOVE
LANGUAGE, TO THE OTHER PARTY FOR SPECIAL, INDIRECT, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR EXEMPLARY DAMAGES THEN THE MAXIMUM LIMIT OF SUCH DAMAGES IS AGREED TO BE $5,000.

6.05 A Party will promptly advise the other Party in writing of any claim made or lawsuit alleging infringement of any patent or copyright or misappropriation of Confidential Information based on the design, construction and/or operation of the Licensed Plant (including the Synthetic Product or Products produced from the Licensed Plant).

       (a) If Licensee has made a modification to the Process Design Package, with respect to the Licensed Plant, and infringement or misappropriation by such Licensed Plant would not exist in the absence of Licensee's modification, Licensee will be solely responsible for any claim or lawsuit. Licensee will (i) promptly undertake at its own expense the defense of the claim or lawsuit, and (ii) hold Licensor, its Affiliates, and their officers, directors, and employees harmless from any liability, damages and other sums that may be assessed in or become payable under any decree or judgment by any court or other tribunal which results from such claim or lawsuit and from any attorneys fees, costs of litigation and other out of pocket expenses incurred in the defense of such claim or lawsuit.

       (b) If the design, construction and/or operation of the Licensed Plant which is the basis for alleged infringement or misappropriation, is in accordance with the designs, specifications and operating conditions (including, but not limited to, catalysts) embodied in the Process Design Package for the Licensed Plant, Licensor will (i) promptly undertake at its own expense the defense of the claim or lawsuit, and (ii) hold Licensee, its Affiliates, and their officers, directors, and employees harmless from any liability, damages and other sums that may be assessed in or become payable under any decree or judgment by any court or other tribunal which results from such claim or lawsuit and from any attorneys fees, costs of litigation and other out of pocket expenses incurred in the defense of such claim or lawsuit.

       (c) A Party will render all reasonable assistance that may be required by the other Party in the defense of claim or lawsuit alleging infringement or misappropriation and such Party shall have the right to be represented therein by advisory counsel of its selection and at its expense.

       (d) In the event a court or other tribunal finds that infringement and/or misappropriation has occurred not as a result of Licensee's modifications, Licensor shall have the option, at its sole expense, to either
(i) provide designs, specifications and/or operating conditions (including, but not limited to, catalysts) and make modifications to the Licensed Plant which avoid such infringement and/or misappropriation without degrading the economics or performance of the Licensed Plant, or (ii) acquire the right to continue using the design, construction and operating conditions (including, but not limited to, catalysts), which were the subject of such infringement and/or misappropriation.

       (e) Except as provided in (d) above, a Party shall not settle or compromise any claim or lawsuit alleging infringement or misappropriation without the written consent of the other Party if such settlement or compromise obligates the other Party to make any payment or part with any property, to assume any obligation or grant any licenses or other rights, or to be subject to any injunction by reason of such settlement or compromise.

6.06 Licensor agrees to indemnify and hold harmless Licensee, its Affiliates, and their officers, directors, and employees from and against the full amount of any and all claims, demands, actions, damages, losses, costs, expenses, or liability whatsoever (including without limitation the costs of litigation, including reasonable attorneys' fees), for infringement of any patent, copyright, trademark, trade secret or other intellectual property right, property (real and personal) damage, personal injury or death, fines, or penalties arising in whole or in part out of the use of Licensee Patent Rights and Licensee Technical Information in a plant operated by Licensor or Person under license from Licensor.

6.07 Licensor agrees to indemnify and hold harmless Licensee, its Affiliates, their officers, directors, and employees from and against the full amount of any and all claims, demands, actions, damages, losses, costs, expenses, or liability whatsoever (including without limitation the costs of litigation, including reasonable attorneys' fees), for property (real and personal) damage, personal injury or death, fines, or penalties arising in whole or in part out of acts or omissions in the preparation and content (including design, engineering, and specifications) of the Process Design Package for the Licensed Plant.

6.08 Licensee agrees to indemnify and hold harmless Licensor, its Affiliates, their officers, directors, and employees from and against the full amount of any and all claims, demands, actions, damages, losses, costs, expenses, or liability whatsoever (including without limitation the costs of litigation, including reasonable attorneys' fees), for property (real and personal) damage, personal injury or death, fines, or penalties arising in whole or in part out of acts or omissions outside the scope of or any modification to the content (including design, engineering, and specifications) of the Process Design Package for the Licensed Plant.

6.09 Licensor's total obligation and liability to indemnify and hold Licensee harmless for any and all claims (i) under this ARTICLE 6, including but not limited to all expenses incurred by Licensor in assuming Licensee's defense, making modifications to the Licensed Plant and for paying any judgments or settlements on Licensee's behalf, or for any other reason contemplated by this ARTICLE 6, (ii) for failure to meet any process guarantees that may have been provided under a separate agreement, or (iii) for any other indemnification made by Licensor pursuant to this Agreement, shall in no event exceed 50% of the total License Fees received from the Licensee for the Licensed Plant that is subject to the above claims.

6.10 Licensee's total obligation and liability to indemnify and hold Licensor harmless for any and all claims (i) under this ARTICLE 6 including but not limited to all expenses incurred by Licensee in assuming Licensor's defense and for paying any judgments or settlements on Licensor's behalf, or for any other reason contemplated by this ARTICLE 6, or

(ii) for any other indemnification made by Licensee pursuant to this Agreement, shall in no event exceed 50% of the total License Fees received by Licensor from Licensee for the Licensed Plant that is subject to the above claims.


                      7. CONFIDENTIALITY AND LIMITATIONS

7.01 Licensee agrees that any Confidential Information disclosed by Licensor or an Affiliate directly or indirectly to Licensee during the period from the date of Licensee's execution of the Confidentiality Agreement through the term of this Agreement, will be kept confidential by Licensee for a period of fifteen (15) years after the date of each disclosure, but not to exceed five (5) years after the termination of this Agreement or fifteen (15) years from the Effective Date, whichever last occurs, with the same standard of care Licensee uses to protect its own similar confidential information and, except as otherwise provided in this Agreement, will not be disclosed to others or copied or duplicated (except for internal use), and will be used by Licensee solely as it relates to this Agreement, and for no other purpose, including Licensee's research, development or commercial activities related to the Conversion Process for its own account. To the extent reasonably necessary to carry out the purposes of this Agreement, Licensee may disclose any of the foregoing information to an Affiliate or owner of an equity interest in the Plant, provided that the Affiliate or equity owner has entered into a secrecy agreement with Licensor containing confidentiality terms no less restrictive than those set forth in this SECTION 7.01.

7.02 Licensor agrees that any Confidential Information disclosed by Licensee or an Affiliate directly or indirectly to Licensor during the term of this Agreement will be kept confidential by Licensor for a period of fifteen (15) years after the date of each disclosure, but not to exceed five (5) years after the termination of this Agreement or fifteen (15) years from the Effective Date, whichever last occurs, with the same standard of care Licensor uses to protect its own similar confidential information, and except as otherwise provided in this Agreement, will not be disclosed to others or copied or duplicated, and will be used by Licensor solely in the development, marketing and licensing of the

Conversion Process, and for no other purpose. Licensor may disclose such Confidential Information to (a) third parties who have executed a secrecy agreement with confidentiality terms no less restrictive than those set forth in this SECTION 7.02, or (b) with the consent of Licensee, to third parties without a secrecy agreement. To the extent reasonably necessary to carry out the purposes of this Agreement, Licensor may disclose any of the foregoing information to an Affiliate, provided that the Affiliate has agreed in writing to be bound by the relevant provisions of this Agreement.

7.03   A Party shall not be subject to the restrictions set forth in SECTIONS
7.01 AND 7.02 as to the disclosure, duplication or use of disclosed Confidential Information, which the receiving Party can prove by competent evidence (a) was already known to the receiving Party or an Affiliate prior to the disclosure thereof by the disclosing Party; (b) is or becomes part of the public knowledge or literature without breach of this Agreement by the receiving Party but only after it becomes part of the public knowledge or literature; (c) shall otherwise lawfully become available to the receiving Party or an Affiliate from a third party but only after it becomes so available and provided the third party is not under obligation of confidentiality to disclosing Party; or (d) is developed by the receiving Party or an Affiliate independently of any disclosure by the disclosing Party to the receiving Party or an Affiliate under this Agreement or independently of any joint research and development activities of Licensee and Licensor which may occur under a separate agreement. Any Confidential Information disclosed shall not be deemed to fall within the confidentiality exceptions of this SECTION 7.03 merely because it is embraced by more general information. In any such case set forth in SECTION 7.03(a), (b), (c), AND
(d), the receiving Party shall not disclose to any third party that any such information was also made available to or acquired by the receiving Party or an Affiliate from the disclosing Party, and such release from the secrecy obligation shall not be considered as a license to make, sell, use or operate under any of the disclosing Party's proprietary rights.

7.04 The receiving Party shall limit access to the Confidential Information disclosed to it to those employees of the receiving Party or an Affiliate who reasonably require the same and who are under a legal obligation of confidentiality on the terms set forth in

SECTION 7.01 and SECTION 7.03. The receiving Party shall be responsible to the disclosing Party for the performance by its employees of their confidentiality obligations. The receiving Party shall keep a record of any Confidential Information marked "Limited Access" and the identity of each employee who has access to Confidential Information so marked. The receiving Party shall inform the other Party of the identity of each such employee within 30 days of disclosure.

7.05 In the event that a Party which is recipient of Confidential Information from the other Party is requested or required by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process to disclose any such Confidential Information, the receiving Party shall provide the disclosing Party with prompt written notice of such request or requirement prior to making the requested disclosure, and shall cooperate with the disclosing Party so that the disclosing Party may seek a protective order or other appropriate remedy or, if the disclosing Party so elects, waive compliance with the terms of this Agreement. In the event that such protective order or other remedy is not obtained, the receiving Party may disclose only that portion of the Confidential Information which the disclosing Party is advised by counsel is legally required to be disclosed.

7.06 The Parties agree that they will each take all actions and execute all documents, and shall cause their employees, agents and contractors to take all actions and execute all documents as are necessary or appropriate to carry out the provisions of this ARTICLE 7 or to assist each other in securing protection of intellectual property and Confidential Information referenced in this ARTICLE 7.

7.07 With respect to any catalyst furnished by Licensor to Licensee for use by Licensee at the Licensed Plant, Licensee will not, and Licensee will not allow any other person to, analyze, break down, reverse engineer or otherwise seek to determine the chemical composition, except for loss on ignition and bulk density, of any such catalyst, except that Licensee shall be entitled to (a) perform analyses that Licensor may from time to time specifically authorize in writing, to the extent required for monitoring the performance of the Licensed Plant and for regeneration, reclamation or disposal of spent catalysts, such authorization not to be unreasonably withheld, and (b) provide results of the aforementioned analyses to other parties to the extent required for regeneration, reclamation or disposal of spent catalysts, but only after such other parties have entered into a confidentiality agreement with Licensor containing terms no less restrictive than those set forth in this ARTICLE 7. Licensor will be provided with a copy of all such analyses which have been approved in writing prior to release to other parties.


                           8.  TERM AND TERMINATION

8.01   This Agreement shall extend for the life of the Licensed Plant.

8.02 If a material default shall occur by Licensee under this Agreement, Licensor shall provide written notice of such default to Licensee. If a material default under this Agreement shall continue for a period of 120 days following written notice of such default to Licensee from Licensor without being cured by Licensee, then Licensor shall have the right to terminate this Agreement upon written notice to Licensee. The actions by Licensor under this Article shall not prejudice Licensor from enforcing any claim which it may have for damages or otherwise on account of the default.

8.03 In the event of a Change of control of Licensee, Licensor shall have the right to terminate this Agreement upon 60 days written notice. As used in this SECTION 8.03, "Change of Control" means (i) the holders of Licensee's voting securities (including holders of securities which are convertible, exerciseable or exchangeable for voting securities and which securities, for the purpose of this Agreement, shall be deemed voting securities) on the Effective Date cease to possess 90% of the combined voting power of Licensee or (ii) the business of Licensee is disposed of pursuant to a voluntary liquidation, merger, consolidation, sale of assets or otherwise.

8.04   Termination of this Agreement shall not:

     (a) relieve Licensee of its obligations to account for and pay all amounts due Licensor under this Agreement;

     (b) affect any rights granted under ARTICLE 4 with respect to Licensee Patent Rights and Licensee Technical Information, which shall survive termination in accordance with its terms; or

     (c) affect the obligations of Licensor and Licensee under ARTICLES 6 AND 7 and SECTION 9.03 which shall survive termination in accordance with their terms.

8.05 No Party to this Agreement shall be in default in performing its obligations under this Agreement to the extent that performing such obligations, or any of them, is delayed or prevented by revolution, civil unrest, strike, labor disturbances, epidemic, accident, fire, lightening, flood, storm, earthquake, explosion, blockage or embargo, or any law, proclamation, regulation or ordinance, or any other cause that is beyond the control and without the fault or negligence of the Party asserting the benefit of this SECTION 8.05. Each Party shall do all things reasonably possible to remove the cause of such default.

8.06 Licensee shall have the right to terminate this Agreement in its sole discretion, with or without cause, upon the delivery of written notice of termination to Licensor no less than ninety (90) days prior to the date of such termination.


                              9.  MISCELLANEOUS

9.01 This Agreement embodies the entire intent of the Parties and merges all prior oral and written agreements between the Parties hereto with respect to the Licensed Plant. No stipulation, agreement, representation or understanding of the Parties hereto with respect to the Licensed Plant shall be valid or enforceable unless contained in this Agreement or in a subsequent written agreement signed by the Parties hereto.

9.02 Except for assignment to an Affiliate or the successor in interest, by purchase or otherwise, of Licensee (but specifically excluding Exxon Corporation, Royal Dutch Shell, Sasol Limited or any entity in which any of the referenced companies has an equity interest), which may be made without written consent of Licensor, this Agreement shall not be assignable by Licensee without the prior written consent of the Licensor, which consent will not be unreasonably withheld. Licensee will promptly notify Licensor in writing of any assignment to an Affiliate, or such successor in interest. Except for assignment to an Affiliate, or such successor in interest, any attempted assignment of this Agreement by Licensee without consent of Licensor shall be void.

9.03 THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA, WITHOUT REGARD TO CONFLICT OF LAW PROVISIONS THEREOF. The Parties expressly and irrevocably consent and submit to the jurisdiction of any federal or state court sitting in Wilmington, Delaware and agree that, to the fullest extent allowed by law, such Delaware federal and state courts shall have jurisdiction over any action, suit or proceeding arising out of or relating to this Agreement. The Parties each irrevocably waive, to the fullest extent allowed by law, any objection either of them may have to the laying of venue of any such suit, action or proceeding brought in any state or federal court sitting in Wilmington, Delaware based upon a claim that such court is inconvenient or otherwise an objectionable forum. Any process in any action, suit or proceeding arising out of or relating to this Agreement may, among other methods, be served upon any Party by delivering it or mailing it to their respective addresses set forth herein. Any such delivery or mail service shall be deemed to have the same force and effect as personal service in Wilmington, Delaware. The parties agree that the provisions of this SECTION
9.03 relating to jurisdiction and venue shall not be deemed to be the consent by any party to the exclusive jurisdiction or venue of any federal or state court sitting in Wilmington, Delaware.

9.04 This Agreement does not grant and shall not be construed as granting any license, authorization or consent, to either Party by the other Party hereto, to use any name, trademark, service mark or slogan of the other Party. A Party shall not use the other Party's name without written consent, except for the identification of the other Party as a Licensee or Licensor of Licensor Technology. The terms of this Agreement will be maintained in confidence by each Party subject to the same standard of care each Party uses to protect its confidential information, except as required by law. A press release which includes the name of the other Party must have prior written approval of the other Party, except as required by law.

9.05 Failure of either Licensor or Licensee at any time or from time to time to exercise any of its rights under this Agreement or to insist upon strict performance of the other Party's obligations hereunder shall not be deemed a waiver of or to limit any of such rights or obligations with respect to such rights or obligations or any subsequent occurrence.

9.06 Licensee may publish the existence of this Agreement but agrees not to disclose, without the written consent of the Licensor, any of the terms of this Agreement or any portion thereof, or any amendment concerning the same, except to Persons directly involved with design, financing, construction, or operation of the Licensed Plant on a need-to-know basis or as required by law.

9.07 Licensee agrees that all Licensor information, technology, patents, and the product produced directly by the use thereof, when used outside the United States of America, shall be used by Licensee subject to and in accordance with regulations of any department or agency of the United States of America and shall not be re-exported or trans-shipped to any destination requiring the approval of the United States government for such re-exportation or trans-shipment until a request to do so has been submitted to and approved by the United States government and notice of such approval has been provided to Licensor.

9.08 Should any part or provision of this Agreement be held unenforceable or in conflict with the law of any state or of the United States of America or of any foreign country, the validity of the remaining parts or provisions shall not be affected by such holding.

9.09   All notices hereunder shall be addressed to the Parties as follows:



       (a)  If to Licensor:


            Syntroleum Corporation
            1350 S. Boulder, Ste. 1100
            Tulsa, Oklahoma  74119
            Fax No.: (918) 592-7979
            Phone No.: (918) 592-7900
            ATTN:  Office of the President

            with copy to:

            Syntroleum Corporation
            1350 S. Boulder, Ste. 1100
            Tulsa, Oklahoma  74119
            Fax No.: (918) 592-7979
            Phone No.: (918) 592-7900
            ATTN:  Office of the General Counsel

       (b)  If to Licensee:

            Syntroleum/Sweetwater Company L.L.C.
            1350 S. Boulder, Ste. 1100
            Tulsa, Oklahoma  74119
            Fax No.: (918) 592-7979
            Phone No.: (918) 592-7900

Any notice required or permitted to be given under this Agreement by one of the Parties to the other shall be deemed to have been sufficiently given for all purposes hereof if mailed by registered or certified mail, postage prepaid, addressed to such Party at its address indicated above, electronically transmitted and acknowledged by the other Party or by actual delivery of written notice to the other Party.

       IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date set forth above.


                            Licensor

                            SYNTROLEUM CORP.



                            By: /s/ Kenneth L. Agee
                                -------------------------------------
                                Kenneth L. Agee
                                Chairman and Chief Executive Officer




                            Licensee

                            SYNTROLEUM/SWEETWATER COMPANY, L.L.C.
                            By:  Syntroleum Corporation, Manager



                            By: /s/ Mark A. Agee
                                -------------------------------------
                                Mark A. Agee, President/COO